RULE 424(c)
                                                   Reg. No. 333-12545

PROSPECTUS SUPPLEMENT DATED JANUARY 29, 1998 TO PROSPECTUS DATED AUGUST 22, 1997

                        NINE WEST GROUP INC.
                            $185,680,000

           5-1/2% Convertible Subordinated Notes Due 2003

     The following holders of the 5-1/2% Convertible Subordinated Notes Due 2003 (the "Notes") of Nine West Group Inc. (the "Company") have recently notified the Company that they beneficially own the principal amount of the Notes shown below, which Notes may be converted into the number of shares of the Company's common stock, par value $.01 per share (the "Common Stock"), shown below and that such holders may from time to time offer and sell such Notes and/or Common Stock pursuant to the Company's Registration Statement No. 333-12545, as amended, and the Prospectus dated August 22, 1997 included therein:


                                                 Aggregate Principal Amount    Number of Shares of
                                                         of Notes Owned and      Common Stock That
Name of Selling Holder                                     That May Be Sold            May Be Sold
----------------------                                     ----------------            -----------
Everen Securities, Inc.(1)                                          $35,000                    576

J.P. Morgan Securities Inc.(2)                                   $7,000,000                115,206

Pacific Life Insurance Company(1)                                  $500,000                  8,229
-------------------------

(1) The Company was not previously aware that these holders beneficially own the Notes.

(2) An increase of $3,000,000 of Notes and 49,374 shares of Common Stock over the $4,000,000 of Notes and 65,832 of shares of Common Stock previously disclosed to the Company.

   The holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided information regarding their Notes, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.